Exhibit 2.1

MARSULEX INC.

as Vendor

and

US ECOLOGY, INC.

as Parent

and

US ECOLOGY CANADA HOLDINGS INC.

as Purchaser

SHARE PURCHASE AGREEMENT

September 13, 2010

SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated September 13, 2010 between Marsulex Inc. (the “Vendor”), US Ecology, Inc. (the “Parent”), and US Ecology Canada Holdings Inc., a wholly-owned subsidiary of the Parent (the “Purchaser”).

ARTICLE 1
INTERPRETATION

Section 1.1Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the purchase and sale of the Purchased Shares pursuant to this Agreement, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders of Marsulex or the Corporation, after the date hereof relating to:

(a)
any acquisition or purchase, direct or indirect, of the assets of Marsulex and/or one or more of the Other Business Divisions together with the acquisition, directly or indirectly, of the Purchased Shares or all or substantially all of the assets comprising the Business;

(b)	any take-over bid, tender offer or exchange offer that, if consummated, would result in such person beneficially owning 20% or more of any class of voting or equity securities of Marsulex; or

(c)
a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Marsulex and/or any of the Other Business Divisions together with the acquisition, directly or indirectly, of the Purchased Shares or all or substantially all of the assets comprising the Business.

“Affiliate” means with respect to any Person, any other Person who directly or indirectly, controls, is controlled by, or is under common control with, such Person, provided that, when used with respect to Marsulex, such term does not include Birch Hill Equity Partners Management Inc. or any Person who directly or indirectly, through one or more subsidiaries, controls, is controlled by, or is under common control with, Birch Hill Equity Partners Management Inc. or any Person who directly or indirectly, through one or more subsidiaries, controls, is controlled by, or is under common control with any other private equity firm or financial buyer which may from time to time control Marsulex. As used in the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Share Purchase Agreement.

“Applicable Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity and (iii) policies, guidelines, notices and protocols, to the extent that they have the force of law.

“Authorization” means, with respect to any Person, any order, permit, (including Environmental Permits) approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Business” means the business conducted by Seaway and its wholly owned subsidiaries, Stablex and Gulfstream.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Schedule I banks are closed for business in Toronto, Ontario.

“Capex Amount” means the amount, as at the Closing Date, of capital expenditures that have been incurred, by the Corporation since December 31, 2009 or are accrued for the Final Working Capital Statement, including for greater certainty all growth, maintenance capital and cell excavation expenditures.

“Capex Statement” has the meaning specified in Section 2.5(1).

“Closing” means the completion of the Contemplated Transactions.

“Closing Date” means October 31, 2010 or such later date as the Purchaser and Vendor mutually agree.

“Confidentiality Agreement” means the confidentiality agreement dated February 19, 2010 between the Parent and the Vendor.

“Consent” means any authorization, consent, waiver, approval or exemption by any Person.

“Constating Documents” means, in respect of any corporation, its articles of incorporation, by-laws and any articles of amendment, articles of amalgamation or similar document.

“Contemplated Transactions” means the sale and purchase of the Purchased Shares and the other transactions contemplated by this Agreement and the Transaction Documents.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Liability of any Person (a “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase or satisfy any Liability or to purchase any property constituting direct or indirect security therefore, (ii) to advance or supply funds for the purchase or payment of any Liability, (iii) to advance or supply funds to maintain working capital or equity capital of the primary obligor of such Liability or otherwise to maintain the net worth or solvency of the primary obligor, or (iv) to otherwise assure or hold harmless a primary obligor against any Liability in respect thereof.

“Contract” means any agreement, contract, license, undertaking, engagement, or commitment of any nature, written or oral, including (but not limited to) any (i) lease of personal property; (ii) unfilled purchase order; (iii) forward commitment for supplies or materials entered into in the Ordinary Course of Business; or (iv) restrictive agreement or negative covenant agreement.

“Corporation” means, collectively, Seaway, Stablex and Gulfstream.

“Corporation Tax Periods” has the meaning specified in Section 9.1(1).

“Debt” means, with respect to any Person, without duplication, (i) all indebtedness (including principal, interests, fees, charges and penalties) of such Person for borrowed money (including without limitation indebtedness for borrowed money owed to Affiliates of such Person) or for the deferred purchase price of property or services, (ii) all unpaid drawings under all letters of credit issued for the account of such Person, (iii) the aggregate amount required to be capitalized under leases in which such Person is the lessee, (iv) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations), (v) all Contingent Obligations of such Person, and (vi) all of the aforementioned secured by any Lien on any property owned by such Person, whether or not such Debt has been assumed by such Person. For greater certainty “Debt” shall not include the bonds set out in Schedule 3.1(e) nor any accounts payable included on the Working Capital Statement.

“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Vendor to the Purchaser with this Agreement.

“Employees” means the Non-Union Employees and the Union Employees.

“Employee Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing or deferred profit sharing,, termination, change of control, pension, retirement, supplemental pension, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements, policies or practices relating to the current or former directors, officers or employees of the Corporation maintained, sponsored, contributed to or funded by the Corporation and/or the Vendor, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

“Environmental Claim” means any claim, action, investigation, notice, ministerial order, court order, notice of infraction, administrative penalty or statement of offence by any Person, alleging potential liability.

“Environmental Laws” means all (i) Applicable Laws in the Province of Quebec and the federal laws of Canada applicable therein, and the federal laws of the United States applicable to the Corporation, (ii) agreements with Governmental Entities thereto and (iii) all other statutory requirements relating to or that otherwise imposes liability or standards of conduct concerning public health or the pollution or protection of the environment, natural resources or the manufacture, processing, generation, labelling, distribution, use, treatment, storage, discharge, release, disposal, clean up, transportation or handling of Hazardous Materials and all Authorizations issued pursuant to such laws, agreements or statutory requirements.

“Environmental Permits” means all licenses, permits, certificates, consents, orders, grants, approvals, agreements, classifications, restrictions, registrations, certificate of authorization and depollution alfestation or other authorizations of, from or required by any Governmental Entity or program participation requirements with or from any Governmental Entity under any Environmental Laws, including the Operating Permit.

“Facility Lease” means lease agreement, dated as of November 25, 1996, by and between the Government of Quebec, as Lessor, and Stablex, as Lessee, as amended.

“Final Capex Statement” has the meaning specified in Section 2.5(2).

“Final Working Capital Amount” means the amount of Working Capital of the Corporation as at the Closing Date.

“Final Working Capital Statement” has the meaning specified in Section 2.4(1).

“Financial Statements” means the audited consolidated financial statements of the Corporation for the fiscal years ending December 31, 2008 and December 31, 2009, respectively, each consisting of a balance sheet and the accompanying audited consolidated statement of income, cash flow, retained earnings and changes in financial position for the year then ended and all notes to them, together with a report of the auditors, KPMG LLP, Chartered Accountants.

“GAAP” means accounting principles generally accepted in Canada at the relevant time applied on a consistent basis.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“GST Legislation” means Part IX of the Excise Tax Act (Canada).

“Gulfstream” means Gulfstream TLC, Inc. or any successor entity thereto resulting from a Pre-Acquisition Reorganization.

“Hazardous Materials” means (i) any substance regulated, defined or listed alone or in combination as of the date of this Agreement under any Environmental Law as a “pollutant”, “hazardous “, “toxic”, “extremely hazardous substance”, a “hazardous waste”, “radioactive”, “deleterious”, “caustic”, “dangerous”, “contaminant”, “waste”, “source of contamination” or “source of pollution” and (ii) petroleum, petroleum products, asbestos in any form that is friable, toxic mould, ureaformaldehyde foam insulation, lead based paint, PCB’s or any other substance regulated by Environmental Laws.

“Independent Accounting Firm” has the meaning specified in Section 2.4(2).

“Intellectual Property” means domestic and foreign intellectual property rights including: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) copyrights, copyright registrations and applications for copyright registration; (iii) mask works, mask work registrations and applications for mask work registrations; (iv) designs (including industrial designs), design registrations, design registration applications and integrated circuit topographies; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; and (vi) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including, without limitation, all inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), processes, procedures, technology, business methods, source codes, object codes, computer software programs (in either source code or object code form), databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded.

“Interim Financial Statements” means the unaudited consolidated interim financial statements of the Corporation for the nine month period ending September 30, 2010 and consisting of a balance sheet and the accompanying consolidated statement of income, cash flow, retained earnings and changes in financial position for the period then ended and all notes to them as reviewed by KPMG LLP, Chartered Accountants.

“Interim Period” means the period between the close of business on the date of this Agreement and the Closing.

“Leased Properties” means the leased properties listed in Section 3.1(q) of the Disclosure Letter.

“Legal Proceeding” means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, or appellate proceeding), or hearing commenced, conducted or heard by or before any court or administrative tribunal or any arbitrator or arbitration panel.

“Liability” means any Debt, obligation or liability, including any interest, penalties, fees, costs and expenses, whether known or unknown, matured or unmatured, accrued or unaccrued, vested or unvested, asserted or unasserted, actual or contingent.

“Lien” means any mortgage, charge, claim, pledge, hypothec (including legal hypothec), security interest, assignment, lien (statutory or otherwise), indenture, deed of trust, easement, title retention agreement, right of way, servitude or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature which, in substance, secures payment or performance of an obligation or any equitable interest, right of first refusal, or any restriction on use, voting, transfer (other than transfer restrictions imposed by applicable securities laws) or receipt of income.

“Management Team” has the meaning specified in Section 1.6.

“Marsulex” means Marsulex Inc.

 “Material Adverse Effect” means any effect, change, event, occurrence, state of facts or development that individually or together with any one or more effects, changes, events, occurrences, states of fact or developments has had or that is or would reasonably be expected to have a material and adverse effect on the business, operations, results of operations, assets, liabilities, obligations, capital or financial condition of the Corporation taken as a whole; other than any material adverse effect that results from or is caused by: (i) worldwide, national or local conditions or circumstances whether they are economic, political, or otherwise, including war, armed hostilities, acts of terrorism, emergencies, crises and natural disasters; (ii) changes in the markets or industries in which the Corporation operates; (iii) any change or proposed change in Applicable Laws or in the interpretation thereof by any Governmental Entity; (iv) any change in GAAP; (v) general economic, financial, currency, exchange, securities or commodity market conditions in Canada or the Unites States; (vi) the announcement of this Agreement and the Contemplated Transactions; or (vii) any act or omission of the Corporation prior to the Closing Date taken with the prior written consent or at the written request of the Purchaser or Parent, and provided with respect to clauses (i), (ii), (iii), (iv) and (v) that such effect does not relate primarily to the Corporation or the Business, or does not have a materially disproportionate effect on the Corporation or the Business relative to comparable entities operating in the markets or industries in which the Corporation operates.

“Material Contract” means each legally binding Contract to which Seaway, Stablex or Gulfstream is a party:

(a)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $500,000;

(b)	under which Seaway, Stablex or Gulfstream, as applicable, is obligated to make or expects to receive payments in excess of $500,000 over the remaining term of the contract;

(c)
that limits or restricts Seaway, Stablex or Gulfstream in any material respect from engaging in any line of business or from carrying on business in any geographic area or that creates an exclusive dealing arrangement or right of first offer or refusal;

(d)
under which Seaway, Stablex or Gulfstream, as applicable, guarantees, supports, indemnifies, assumes or endorses, or makes any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(e)
which is a trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, or which is a currency exchange, interest rate, commodities or other hedging arrangement or is any leasing transaction, in each case of the type required to be capitalized in accordance with GAAP;

(f)	is with a Person whom the Corporation or the Vendor does not deal at arm’s length within the meaning of the Tax Act; and

(g)	which was not made or entered into by Seaway, Stablex or Gulfstream, as applicable, in the Ordinary Course of Business.

Unless expressly provided in this Agreement, the above references to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Material Adverse Effect has occurred.

“Non-Union Employees” means the current employees of Seaway, Stablex and Gulfstream who are not Union Employees.

“Notice” has the meaning specified in Section 10.1.

“Objection Notice” has the meaning specified in Section 2.4(2).

“Operating Permit” means the 5-year renewable permit under the Quebec Environmental Quality Act and issued to Stablex on October 13, 2008, together with any amendments thereto prior to the Closing Date.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Parent” means US Ecology, Inc.

“Parties” means the Vendor, the Purchaser and the Parent and any other Person who becomes a party to this Agreement.

“Permitted Liens” means (i) statutory Liens for Taxes not yet due and delinquent as of the Closing Date, (ii) easements, covenants, encroachments and other matters of record affecting title which do not, individually or in the aggregate, materially detract from the value of or impair the current use or operation of any real property and (iii) Liens listed and described in Section 3.1(o) of the Disclosure Letter other than Liens in respect of the Vendors bank facility with the Bank of Montreal which shall only be permitted Liens up until the time of Closing.

“Person” includes a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Pre-Acquisition Reorganization” has the meaning specified in Section 5.6.

“Property” has the meaning specified in Section 3.1(q) of Schedule 3.1.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchased Shares” has the meaning specified in Section 2.1.

“Purchaser” means the Parent until such time as US Ecology Canada Holdings Inc. has been incorporated and has adopted by Board resolution this Agreement, after which time “Purchaser” shall mean US Ecology Canada Holdings Inc.

“Purchaser’s Advisors” has the meaning specified in Section 5.2.

 “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing into the natural environment (including without limitation, ambient air, surface water, ground water and surface or subsurface strata), except to the extent that such Release was authorized pursuant to Environmental Permits or Environmental Law.

“Remedial Action” means all actions, including any capital expenditures required by a Governmental Entity or required under any Environmental Law to (i) clean up, remove or treat any Hazardous Materials Released to the environment; or (ii) perform pre-remedial studies or investigations or post-remedial monitoring or care pertaining or relating to a Release.

“Representative” means, with respect to a Person, any of the directors, officers, employees, advisors, agents, shareholders, consultants, lawyers, accountants, investment bankers, financial advisors or other representatives of such Person.

“Required Authorizations” has the meaning specified in Section 3.1(d) of Schedule 3.1.

“Required Consents” has the meaning specified in Section 3.1(e) of Schedule 3.1.

“SEC Financial Statements” means the Financial Statements with an audited reconciliation to United States generally accepting accounting principles and related audit opinion prepared by KPMG LLP, Chartered Accountants in accordance with United States generally accepted auditing standards.

“SEC Interim Financial Statements” means the Interim Financial Statements with a reconciliation to United States generally accepting accounting principles and reviewed by KPMG LLP, Chartered Accountants in accordance with United States generally accepted auditing standards.

“Seaway” means Seaway TLC Inc. or any successor entity thereto resulting from a Pre-Acquisition Reorganization.

“Stablex” means Stablex Canada Inc. or any successor entity thereto resulting from a Pre-Acquisition Reorganization.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations and elections, filed or required to be filed in respect of Taxes.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii).

“Target Capex Amount” means $6,474,829.

“Target Working Capital” means $1,127,126.

“Transaction Documents” means the General Release, the Non-Competition and Non-Solicitation Agreement, and the Transition Services Agreement.

“Transaction Taxes” has the meaning specified in Section 9.1.

“Union Employees” means the employees of Seaway, Stablex and Gulfstream whose terms of employment are governed by a collective agreement.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“Vendor” means Marsulex or any direct or indirect wholly owned subsidiary of Marsulex, holding the Purchased Shares immediately prior to the Closing as a result of a Pre-Acquisition Reorganization.

“Working Capital” means the sum of accounts receivable, inventories and prepaid expenses, less the sum of accounts payable, accrued liabilities, other current liabilities (excluding any liabilities or accrued liabilities for income taxes) and the current portion of deferred revenue as defined by GAAP.

“Working Capital Statement” has the meaning specified in Section 2.4(1).

Section 1.2Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement.

Section 1.4Currency.

All references in this Agreement to dollars, or to “$”, are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5Certain Phrases, etc.

In this Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless otherwise specified, the words “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6Knowledge.

Where any representation or warranty contained in this Agreement is qualified by reference to the “knowledge of the Vendor” it refers to the actual knowledge of Laurie Tugman, Nicholas F. Coppola, Isabelle Lafrenière, Guy Thibault or Pierre Lego (the “Management Team”) with respect to a fact or matter relating to such representation or warranty, or the knowledge of such fact or matter of which a member of the Management Team would reasonably be expected to discover or otherwise become aware in the usual course of his or her duties without conducting a specific investigation or inquiry and without personal liability on the part of any of them.

Section 1.7Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

Section 1.8Schedules, Exhibits and Disclosure Letter.

(1)	The schedules attached to this Agreement and the Disclosure Letter form an integral part of this Agreement for all purposes of it. The schedules attached to this Agreement are:

(a)	Schedule 3.1 – Representations and Warranties of the Vendor; and

(b)	Schedule 4.1 – Representations and Warranties of the Purchaser.

(2)	The exhibits attached to this Agreement form an integral part of this Agreement for all purposes of it. The exhibits attached to this Agreement are:

(a)	Exhibit A – Opinion of Counsel;

(b)	Exhibit B – General Release;

(c)	Exhibit C – Non- Competition and Non-Solicitation Agreement; and

(d)	Exhibit D – Transition Services Agreement.

(3)
The purpose of the Disclosure Letter is to set out the qualifications, exceptions and other information called for in this Agreement. The Parties acknowledge and agree that the Disclosure Letter and the information and disclosures contained in it do not constitute or imply, and will not be construed as:

(d)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(e)	an admission of any liability or obligation of the Vendor;

(f)	an admission that the information is material;

(g)	a standard of materiality, a standard for what is or is not in the Ordinary Course of Business, or any other standard contrary to the standards contained in this Agreement; or

(h)	an expansion of the scope of effect of any of the representations, warranties and covenants set out in this Agreement.

(4)
Disclosure of any information in the Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature. Inclusion of an item in any section of the Disclosure Letter is deemed to be disclosure with respect to all other sections of this Agreement and the Disclosure Letter to the extent (and only to the extent) the relevance of such disclosure with respect to such other section of this Agreement or the Disclosure Letter, as applicable, is reasonably apparent from the facts in such disclosure.

(5)	The Disclosure Letter itself is confidential information and as such is subject to the terms of the Confidentiality Agreement and Section 5.3 hereof.

Section 1.9References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, the term “Agreement” and any reference to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules and exhibits to it.

Section 1.10Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.11Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE

Section 2.1Purchase and Sale.

Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor on the Closing Date, all (but not less than all) of the issued and outstanding common shares of Seaway (the “Purchased Shares”), free and clear of any and all Liens. The Vendor shall take such action as is reasonably necessary and legally required to reflect the sale, assignment and transfer of the Purchased Shares on the books and records of Seaway and to provide the Purchaser with evidence of the same.

Section 2.2Purchase Price.

The consideration (the “Purchase Price”) payable by the Purchaser to the Vendor for the Purchased Shares is EIGHTY MILLION DOLLARS ($80,000,000), subject to adjustment as provided below in Section 2.4 and Section 2.5.

Section 2.3Payment of the Purchase Price.

At the Closing, the Purchase Price will be paid and satisfied by the Purchaser paying such amount to or to the order of the Vendor by wire transfer of immediately available funds.

Section 2.4Final Working Capital Amount; Purchase Price Adjustment.

(1)
Not less than six (6) Business Days following the Closing Date, the Vendor shall prepare and deliver to the Purchaser a calculation of the Final Working Capital Amount, (the “Working Capital Statement”). The Purchaser will, and will cause the Corporation to, (i) provide access to the Vendor, upon every reasonable request, to the accounts, books and records and employees of the Corporation and (ii) cooperate with the Vendor for purposes of preparing the Working Capital Statement.

(2)
If the Purchaser does not give the Vendor notice of the Purchaser’s objection to the Working Capital Statement, with such notice containing a statement of the basis of such objection and the calculations supporting such objection (an “Objection Notice”), within four (4) Business Days of receipt of the Working Capital Statement (the “Review Period”), then such Working Capital Statement shall become final (the “Final Working Capital Statement”) for all purposes following the end of the Review Period. If the Purchaser shall have provided the Vendor with an Objection Notice within the Review Period, Vendor and Purchaser shall work expeditiously and in good faith to reach an agreement as to the matters in dispute. If Vendor and Purchaser shall have failed to resolve such disputed matters within four (4) Business Days following receipt of an Objection Notice, then any such disputed matter shall be referred by either Party for resolution to a nationally recognized independent accounting firm acceptable to Vendor and Purchaser, and failing such agreement within a further period of two (2) Business Days, such independent accounting firm shall be Ernst & Young LLP, or if such firm is unable to act, PricewaterhouseCoopers LLP) (the “Independent Accounting Firm”).

(3)
The Independent Accounting Firm shall deliver a determination on the Working Capital Statement within five (5) Business Days of the referral of the matter to them. For the avoidance of doubt, in making such determination the Independent Accounting Firm shall only be responsible for ensuring that the calculation of the Working Capital Amount is prepared in accordance with the definition of Working Capital herein, and the Independent Accounting Firm shall have no authority to otherwise determine the appropriate methodology of calculating Working Capital. The determination of the Independent Accounting Firm will be final and binding on the parties and will not be subject to appeal, absent manifest error. The Vendor and the Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The Purchaser and the Vendor will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Working Capital Statement. In the case of a dispute and the retention of the Independent Accounting Firm, the costs and expenses of such firm shall be borne equally by the Purchaser and the Vendor, provided that the Purchaser and the Vendor will each bear their own costs in presenting their respective cases to the Independent Accounting Firm.

(4)
Following (i) the agreement between the Parties of a disputed Working Capital Statement or the final determination by the Independent Accounting Firm pursuant to Section 2.4(2) above or (ii) the end of the Review Period without the Purchaser providing the Vendor with an Objection Notice pursuant to Section 2.4(2), the Working Capital Statement shall be deemed to be the Final Working Capital Statement and if the Final Working Capital Statement reflects that the Final Working Capital Amount is:

(a)	less than the Target Working Capital, then such amount shall be deemed to be a dollar for dollar decrease to the Purchase Price set forth in Section 2.1; or

(b)	greater than the Target Working Capital, then such amount shall be deemed to be a dollar for dollar increase to the Purchase Price set forth in Section 2.1.

Section 2.5Final Capex Amount; Purchase Price Adjustment

(1)
Not less than six (6) Business Days following the Closing Date, the Vendor shall prepare and deliver to the Purchaser a calculation of the Capex Amount, (the “Capex Statement”). The Purchaser will, and will cause the Corporation to, (i) provide access to the Vendor, upon every reasonable request, to the accounts, books and records and employees of the Corporation and (ii) cooperate with the Vendor for purposes of preparing the Capex Statement.

(2)
If the Purchaser does not give the Vendor notice of the Purchaser’s objection to the Capex Statement, with such notice containing a statement of the basis of such objection and the calculations supporting such objection (an “Objection Notice”), within four (4) Business Days of receipt of the Capex Statement (the “Review Period”), then such Capex Statement shall become final (the “Final Capex Statement”) for all purposes following the end of the Review Period. If the Purchaser shall have provided the Vendor with an Objection Notice within the Review Period, Vendor and Purchaser shall work expeditiously and in good faith to reach an agreement as to the matters in dispute. If Vendor and Purchaser shall have failed to resolve such disputed matters within four (4) Business Days following receipt of an Objection Notice, then any such disputed matter shall be referred by either Party for resolution to a nationally recognized independent accounting firm acceptable to Vendor and Purchaser, and failing such agreement within a further period of two (2) Business Days, such independent accounting firm shall be Ernst & Young LLP, or if such firm is unable to act, PricewaterhouseCoopers LLP) (the “Independent Accounting Firm”).

(3)
The Independent Accounting Firm shall deliver a determination on the Capex Statement within five (5) Business Days of the referral of the matter to them. For the avoidance of doubt, in making such determination the Independent Accounting Firm shall only be responsible for ensuring that the calculation of the Capex Amount is prepared in accordance with the definition of Capex Amount herein, and the Independent Accounting Firm shall have no authority to otherwise determine the appropriate methodology of calculating the Capex Amount. The determination of the Independent Accounting Firm will be final and binding on the Parties and will not be subject to appeal, absent manifest error. The Vendor and the Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The Purchaser and the Vendor will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Capex Statement. In the case of a dispute and the retention of the Independent Accounting Firm, the costs and expenses of such firm shall be borne equally by the Purchaser and the Vendor, provided that the Purchaser and the Vendor will each bear their own costs in presenting their respective cases to the Independent Accounting Firm.

(4)
Following (i) the agreement between the Parties of a disputed Capex Statement or the final determination by the Independent Accounting Firm pursuant to Section 2.5(2) above or (ii) the end of the Review Period without the Purchaser providing the Vendor with an Objection Notice pursuant to Section 2.5(2), the Capex Statement shall be deemed to be the Final Capex Statement and if the Final Capex Statement reflects that the Final Capex Amount is:

(a)	less than the Target Capex Amount, then such amount shall be deemed to be a dollar for dollar decrease to the Purchase Price set forth in Section 2.1; or

(b)	greater than the Target Capex, then such amount shall be deemed to be a dollar for dollar increase to the Purchase Price set forth in Section 2.1.

Section 2.6Payment of Purchase Price Adjustment

The aggregate increase or decrease, as the case may be, to the Purchase Price set forth in Section 2.1 resulting from the calculations in Section 2.4(4) and Section 2.5(4) shall be:

(a)	in the case of an increase to the Vendor, paid by the Purchaser; or

(b)	in the case of a decrease reimbursed to the Purchaser by the Vendor,

within two (2) Business Days after the Working Capital Statement becomes the Final Working Capital Statement in accordance with Section 2.5(2) or Section 2.5(3), as the case may be, and the Capex Statement becomes the Final Capex Statement in accordance with Section 2.5(2) or Section 2.5(3), as the case may be.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

Section 3.1Representations and Warranties of the Vendor. Schedule 3.1

The Vendor represents and warrants to the Purchaser and the Parent as set forth in Schedule 3.1 and acknowledges that the Purchaser and the Parent are relying upon such representations and warranties in connection with the consummation of the Contemplated Transactions.

Section 3.2Survival of Representations and Warranties of the Vendor.

The representations and warranties of the Vendor contained in this Agreement shall not survive the Closing and shall expire and be terminated on the earlier of the Closing and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

Section 4.1Representations and Warranties of the Purchaser and Parent Schedule 4.1

The Purchaser and the Parent, jointly and severally, represent and warrant to the Vendor as set forth in Schedule 4.1 and acknowledges that the Vendor is relying on such representations and warranties in connection with the consummation of the Contemplated Transactions.

Section 4.2Survival of Representations and Warranties of the Purchaser and Parent

The representations and warranties of the Purchaser and the Parent contained in this Agreement shall not survive the Closing and shall expire and be terminated on the earlier of the Closing and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

Section 5.1Conduct of Business Prior to Closing.

Except as otherwise required or contemplated by this Agreement or in connection with a Pre-Acquisition Re-organization, during the Interim Period, the Vendor will cause the Corporation to conduct the Business in the Ordinary Course of Business and will use commercially reasonable efforts to cause the Corporation to maintain and preserve its business organization and goodwill and assets, to keep available the services of its Employees and to maintain its relationship with its customers and suppliers. Without limiting the generality of the foregoing and except as required or contemplated by this Agreement, before the Closing Date, Vendor shall not take, and shall cause the Corporation not to take, any of the following actions in relation to the Business without the written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	voluntarily incur any Liability, other than in the Ordinary Course of Business, or in connection with the performance or consummation of the Contemplated Transactions, or enter into any financings;

(b)	enter into any Material Contract that would be breached by, or require the Consent of any third party, in order to continue in full force following the consummation of the Contemplated Transactions;

(c)	make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or Applicable Laws;

(d)	fail to manage working capital in the Ordinary Course of Business or otherwise fail to operate and manage the Business other than in the Ordinary Course of Business;

(e)
lease, license, sell, transfer, encumber or permit to be encumbered, abandon, fail to maintain, or allow to lapse any of the Corporation’s material assets or properties, including any Intellectual Property, except (i) pursuant to the terms of any existing lease, licence or other agreement to which the Corporation is a party as of the date of this Agreement, (ii) for licenses granted and products sold or otherwise disposed of in the Ordinary Course of Business and (iii) for cash applied in payment of Liabilities in the Ordinary Course of Business;

(f)	enter into, terminate or amend any Material Contract, in each case other than in the Ordinary Course of Business, or intentionally breach or commit a default under any of the Material Contracts;

(g)	employ, other than in the Ordinary Course of Business, any additional employees other than the Employees;

(h)
cancel or terminate any current insurance policy related to the Business or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, one or more replacement policy or policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(i)	violate any Applicable Laws, which would have a Material Adverse Effect;

(j)
provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, shareholders, officers, Employees or directors of Vendor and/or the Corporation, other than those made in the Ordinary Course of Business, and other than with respect to Interim Financing Amounts;

(k)
except in respect of Section 5.1(g) or as required by Applicable Laws, enter into any material employment agreement or new collective bargaining agreement, written or oral, or modify the terms of any such existing agreements;

(l)	fail to maintain the properties and assets of the Corporation in good repair, order and condition, ordinary wear and tear excepted and except as would have a Material Adverse Effect;

(m)	make any change in Tax reporting, withholding or payment methods; or

(n)	except as disclosed to the Purchaser, issue any new shares of capital stock of any of Seaway, Stablex or Gulfstream, other than in connection with an approved Pre-Acquisition Reorganization.

Section 5.2Access and Information

Subject to applicable privacy legislation, during the Interim Period, the Vendor will, and will cause the Corporation and its Representatives to, (a) afford Purchaser and its Representatives and prospective lenders and their Representatives (collectively, “Purchaser’s Advisors”) reasonable access on reasonable notice to the Corporation’s personnel and (b) furnish Purchaser and Purchaser’s Advisors with such additional financial, operating, and other data and information relating to the Corporation as Purchaser may reasonably request. In addition, during the Interim Period, the Vendor will, and will cause the Corporation and its Representatives to, afford Purchaser and its Advisors with reasonable access on reasonable notice to the Corporation’s personnel for the purposes of integration planning.

Section 5.3Confidentiality.

(1)
The Parent acknowledges having signed the Confidentiality Agreement. The Parent acknowledges and agrees that the Confidentiality Agreement continues to apply and the Parent and the Purchaser are bound by its terms. Upon the Closing, the Confidentiality Agreement will terminate. If the Closing does not occur, the Confidentiality Agreement will remain in effect in accordance with and subject to its terms.

(2)
The Vendor agrees that it possesses certain data and knowledge of operations of the Business which are proprietary in nature and confidential, including, without limitation, certain trade secrets. The Vendor covenants and agrees that it will not, and the Vendor will cause its Affiliates and its and their respective Representatives not to, at any time after Closing, reveal, divulge or make known to any Person (other than the Parent and its Representatives) or use for their own account or for the account of any other Person, any confidential or proprietary record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by the Business, or any other confidential or proprietary information whatsoever relating to the Business or the Corporation, the Purchaser or the Parent, whether or not obtained with the knowledge and permission of the Parent. The Vendor further covenants and agrees that neither the Vendor nor any of its Affiliates shall divulge any such confidential or proprietary information which they may acquire during any transition period in which they assist or consult with the Parent or the Purchaser to facilitate the transfer and continued success of the Business. Notwithstanding the foregoing, it shall not be a violation of the covenant set forth in this Section 5.3(2) for the Vendor to disclose information if required to do so by court order or if any information disclosed by the Vendor is in the public domain other than as a result of conduct which constitutes the breach of a confidentiality obligation to the Parent.

Section 5.4Actions to Satisfy Closing Conditions.

Subject to this Article 5, each of the Parties will use its commercially reasonable efforts to ensure compliance with all of the conditions set forth in Article 6 and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate or make effective as promptly as practicable the Contemplated Transactions and to cooperate with the other Parties in connection with the foregoing.

Section 5.5Authorizations and Consents.

Without limiting the generality of Section 5.4, as promptly as practical after the date of this Agreement, (i) each of the Vendor and the Purchaser will use its commercially reasonable efforts to make all filings with, give all notices to, and obtain all Authorizations from, Governmental Entities that are necessary for the lawful completion of the Contemplated Transactions and (ii) the Vendor will use its commercially reasonable efforts to obtain, or cause to be obtained, prior to the Closing, the Required Consents described in Section 3.1(e) of the Disclosure Letter and the Purchaser agrees to assume as at the Closing Date the obligations of Marsulex as Indemnitor under the Bonds described in Schedule 3.1(e). Despite the previous sentence, the Vendor is not under any obligation to pay any money, incur any obligations, commence any Legal Proceedings, or offer or grant any accommodation (financial or otherwise) to any third party in order to obtain the Required Consents. The Purchaser will co-operate in obtaining the Required Consents, including providing information of the Purchaser as is reasonably requested by a third party in order to grant its consent. In addition, the Vendor and the Purchaser will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 5.6 including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity (except for notices and information which the Vendor or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party), and all notices and correspondence received from any Governmental Entity.

Section 5.6Pre-Acquisition Reorganization.

(1)
Notwithstanding any other provision in this Agreement, the Purchaser agrees that the Vendor, Seaway, Stablex and Gulfstream shall be permitted to effect such reorganizations of their respective shareholdings, business, operations and assets or such other transactions as the Vendor may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and the Purchaser agrees to co-operate with the Vendor and its advisors in order to determine the nature of the Pre-Acquisition Reorganization that might be undertaken and the manner in which it might most effectively be undertaken, provided that any Pre-Acquisition Reorganization shall not adversely affect or be prejudicial to the Corporation, delay, impair or prevent consummation of the Contemplated Transactions. In addition, consideration shall be given to the tax implications of the Pre-Acquisition Reorganization to the Purchaser and the Parent. The Vendor shall provide written notice to the Purchaser of any proposed Pre-Acquisition Reorganization at least 20 Business Days prior to the Closing Date and, in the event that any entity other than Marsulex holds the Purchased Shares immediately prior to the Closing as a result of a Pre-Acquisition Reorganization, such entity shall become a Party to this Agreement. Upon receipt of such notice, the Vendor and the Purchaser shall work co-operatively and use commercially reasonable efforts to prepare prior to the Closing Date all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization.

(2)
The Vendor shall indemnify and hold harmless the Purchaser, the Parent and the Corporation from and against any and all claims, losses, damages, costs, expenses, obligations or liabilities that may be suffered or incurred by the Corporation, the Purchaser or the Parent arising directly from the Pre-Acquisition Reorganization, including without limitation, any adverse Tax consequences related thereto. The obligations set forth in this paragraph shall survive the Closing.

Section 5.7Notification.

Each Party shall give notice to the other promptly after becoming aware of (a) the occurrence of any event whose occurrence or non-occurrence would be likely to cause any condition set forth in this Article 5 to be unsatisfied at the Closing Date and (b) any material failure of either Party to comply with or satisfy any representation, warranty, covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that (x) the delivery of any notice pursuant to this Section 5.7 shall, absent the notifying Party’s failure to use its commercially reasonable efforts to satisfy any representation, warranty, covenant, condition or agreement hereunder, limit the remedy of the Party receiving such notice to a right to terminate this Agreement and (y) the obligation to give such notice shall be not be required from and after the time the Party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

Section 5.8Risk of Loss.

If, prior to the Closing, all or any material part of the assets of the Corporation are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized, or operations thereof or thereat are required to cease, by any Governmental Entity but which does not have a Material Adverse Effect, the Purchaser shall have the option, exercisable by notice in writing given within five (5) Business Days of the Purchaser receiving notice in writing from the Vendor of such destruction, damage, expropriation or seizure, to either:

(a)
reduce the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets so damaged or destroyed and to complete the purchase, provided all proceeds of insurance, including but not limited to, all proceeds of any business interruption insurance for such damage, destruction and business loss for any period prior to the Closing Date are paid to the Vendor immediately upon receipt; or

(b)
complete the Contemplated Transactions without reduction of the Purchase Price, in which event (i) all proceeds of any insurance (other than business interruption insurance as provided in clause (ii) following) or compensation for expropriation or seizure shall be retained by the Corporation, and (ii) all proceeds of any business interruption insurance which compensates for business lost during the Interim Period, less the sum of all deductibles on all of insurance, shall be paid to the Vendor upon receipt.

Section 5.9Environmental Investigations.

The Vendor is not required to investigate, remedy or take any other action, including any testing, sampling operation, maintenance or monitoring activities beyond those required under Environmental Laws, to permit the use of the Leased Properties or the Property in compliance with Environmental Laws consistent with their current use. The Purchaser acknowledges and agrees that this may involve, subject to approval by appropriate Governmental Entities and the landlord(s) of such properties, leaving Hazardous Materials in place and the use of deed restrictions or other institutional controls or engineering controls, all in compliance with Environmental Laws.

Section 5.10Exclusivity

(1)
Unless and until this Agreement has been terminated by either of the Parties pursuant to Article 8, the Vendor agrees that it shall not, and shall cause the Corporation not to, and shall not permit any of its or the Corporation’s Representatives to, take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Purchaser and its Representatives:

(a)
solicit, initiate, encourage, facilitate, enter into or pursue any discussions with, provide information to, or enter into or accept any agreement or proposal with or from any other Person that could reasonably be expected to lead to any direct or indirect disposition of the Corporation, and any of its securities or any of its assets, whether by sale of assets, stock sale, merger, consolidation, business combination or otherwise (other than sales of inventory in the Ordinary Course of Business) (each of the foregoing, a “Competing Transaction”, which, for the avoidance of doubt, shall not include an Acquisition Proposal;

(b)
disclose, in connection with a Competing Transaction only, any non-public information to any Person other than Purchaser or its Representatives concerning the business or properties of the Corporation and/or the Business or afford to any Person other than Purchaser or its Representatives access to the properties, books, or records of the Corporation, except as required by Applicable Laws or pursuant to a request for information from a Governmental Entity;

(c)	approve, enter into or execute any agreement relating to a Competing Transaction; or

(d)
make or authorize any public statement, recommendation, or solicitation in support of any Competing Transaction or any offer or proposal relating to a Competing Transaction other than with respect to the Contemplated Transactions;

in each case other than in respect of an Acquisition Proposal.

(2)
The Vendor shall, and shall cause the Corporation and their respective Representatives to, promptly terminate any existing discussions, solicitations or negotiations with any parties (other than Parent and its Representatives) with respect to any proposal that constitutes, or may reasonably be expected to constitute, a Competing Transaction. In connection therewith, the Vendor will discontinue access to all information relating to the Corporation and the Business other than in connection with an Acquisition Proposal and not establish or allow access to any data rooms, virtual or otherwise or otherwise furnish information, other than in connection with an Acquisition Proposal, and shall as soon as practical and to the extent it is entitled to do so, request the return or destruction of all confidential information regarding the Corporation and the Business previously provided to any such parties, other than in connection with an Acquisition Proposal, and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding the Corporation and the Business, other than with respect to an Acquisition Proposal, and shall use commercially reasonable efforts to ensure that such requests have been honoured.

Section 5.11Transfer Restrictions.

Other than Liens existing as of the date of this Agreement, during the Interim Period, the Vendor shall not sell, assign, pledge, donate, transfer, encumber, create a Lien upon, or otherwise dispose of any of the Purchased Shares.

Section 5.12Payment of Indebtedness; Cash Distributions.

(1)	On or before the Closing Date, the Vendor shall cause the Corporation to:

(a)	repay all inter-company debts and any interest payable thereon;

(b)	eliminate any inter-company receivables and loans; and

(c)	distribute any remaining cash in the accounts of the Corporation to Marsulex.

(d)
repay all of the outstanding Debt (including prepayment penalties) of the Corporation (including the termination of all guarantees included therein) to the appropriate Persons and to obtain the release of all Liens securing such Debt.

Section 5.13Delivery of SEC Interim Financial Statements

The Vendor agrees that it shall deliver to the Purchaser the SEC Interim Financial Statements within 15 days of the date of Closing.

Section 5.14Vendor acknowledgement re: PSU’s

The Vendor acknowledges that the obligations under the Performance Share Unit Plan described in Schedule 3.1(w) are obligations of the Vendor and as such shall be satisfied by the Vendor in accordance with the terms of the PSU Plan and the Corporation and Purchaser shall have no post closing liability in respect of such payments.

ARTICLE 6
CONDITIONS OF CLOSING

Section 6.1Conditions for the Benefit of the Purchaser.

The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, provided that if a representation and warranty speaks only as of a specific date it need only be true and correct as of that date. The Purchaser must receive a certificate of a senior officer of the Vendor as to the matters in this paragraph.

(b)
Performance of Covenants. The Vendor must have fulfilled, or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing and the Purchaser must receive a certificate of a senior officer of the Vendor to that effect.

(c)	Deliveries. The Purchaser must have received the following:

(i)
share certificates representing the Purchased Shares duly endorsed in blank for transfer, and/or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, together with evidence satisfactory to the Purchaser that the Purchaser or its nominee(s) have been entered upon the books of Seaway as the holder of the Purchased Shares;

(ii)
certified copies of (A) the Constating Documents and by-laws of each of the Vendor, Seaway, Stablex and Gulfstream, (B) the resolutions of the board of directors of each of the Vendor and Seaway approving the execution, delivery and performance of this Agreement and the Contemplated Transactions, (C) a list of the directors and officers authorized to sign this Agreement together with their specimen signatures, and (D) any special resolutions adopted by the holder of the Purchased Shares immediately prior to the Closing as a result of a Pre-Acquisition Reorganization, if required by Applicable Law;

(iii)
any payoff letters from creditors terminating all Liens on any assets and properties of the Corporation and, other than with respect to Permitted Liens, such documents as are necessary to terminate and release all Liens on such assets and properties, including without limitation, any liens filed by Bank of Montreal in connection with the amended and restated credit agreement dated February 28, 2007;

(iv)
a certificate of status, compliance, good standing or like certificate with respect to the Vendor, Seaway, Stablex and Gulfstream issued by appropriate government officials of their respective jurisdictions of incorporation;

(v)	an opinion of Stikeman Elliott LLP, counsel for the Vendor, dated as of the Closing Date and addressing the matters set forth in Exhibit B hereto;

(vi)
such signature cards or other required documents for the Corporation accounts and safe deposit boxes at banks, brokers, depositories or other financial institutions so as to enable Purchaser to designate the persons authorized to withdraw funds (or other items) therefrom, following the Closing;

(vii)	duly executed resignations, effective as of the Closing Date, of the officers and directors of each of Seaway, Stablex and Gulfstream as the Purchaser may request;

(viii)	a General Release signed by the Vendor, and the resigned officers and directors, in form of Exhibit C hereto;

(ix)
a Non- Competition and Non-Solicitation Agreement, in the form of Exhibit D hereto, duly executed by Marsulex, pursuant to which Marsulex (and its Affiliates) shall agree not to compete with the Business for a period of five (5) years following the Closing;

(x)
a Transition Services Agreement, in the form of Exhibit E hereto, duly executed by Marsulex, pursuant to which Marsulex will provide the Purchaser with services relating to payroll, benefits, information technology and accounting for 60 days following the Closing, with the Purchaser having the right to extend such period for an additional 30 days if necessary; and

(xi)	the SEC Financial Statements

(d)
No Legal Action. No Order of any Governmental Entity or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened by any Person (other than the Purchaser) in any jurisdiction, to enjoin, restrict or prohibit any of the Contemplated Transactions or the right of the Purchaser to conduct the Business after the Closing on substantially the same basis as it is operated on the date of this Agreement, or which would cause the Contemplated Transactions to be rescinded.

(e)
No Material Adverse Effect. Since the date of this Agreement, the Business shall have been conducted in the Ordinary Course of Business, and there shall not have been, individually or in the aggregate, a Material Adverse Effect with respect to the Corporation or the Business.

Section 6.2Conditions for the Benefit of the Vendor.

The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Purchaser and the Parent contained in this Agreement must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, provided that if a representation and warranty speaks only as of a specific date it need only be true and correct as of that date. The Vendor must receive a certificate of a senior officer of the Purchaser and the Parent as to the matters in this paragraph.

(b)
Performance of Covenants. The Purchaser and the Parent must have fulfilled or complied in all material respects with all covenants contained in this Agreement to be fulfilled or complied with by them at or prior to the Closing and the Vendor must receive a certificate of a senior officer of the Purchaser and the Parent to that effect.

(c)	Deliveries. The Vendor must have received the following:

(i)
certified copies of (A) the Constating Documents and extracts from the by-laws of the Purchaser and the Parent relating to the execution of documents, (B) all resolutions of the board of directors of the Purchaser and the Parent approving the execution, delivery and performance of this Agreement, and (C) a list of its officers and directors authorized to sign this Agreement together with their specimen signatures; and

(ii)
a certificate of status, compliance, good standing or like certificate with respect to the Purchaser and the Parent issued by appropriate government official of the jurisdiction of their incorporation.

(d)
No Legal Action. No action or proceeding shall be pending or threatened by any Person (other than the Vendor, the Purchaser or the Parent or the Corporation) in any jurisdiction, to enjoin, restrict or prohibit any of the Contemplated Transactions or the right of the Corporation to conduct the Business after the Closing on substantially the same basis as heretofore operated.

(e)
Pre-Acquisition Reorganization. The Purchaser shall have agreed to and co-operated with the Vendor in implementing the Pre-Acquisition Reorganization request by Marsulex delivered concurrent with this Agreement.

ARTICLE 7
CLOSING

Section 7.1Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West, Toronto, Ontario, at 10:00 a.m. (Toronto time) on the Closing Date or at such other place, on such other date and at such other time as the Vendor and the Purchaser may agree to in writing.

Section 7.2Closing Procedures.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing set out in Article 6, at the Closing, (i) the Vendor will deliver actual possession of the Purchased Shares to the Purchaser and upon such delivery the Purchaser will pay or satisfy the Purchase Price in accordance with Section 2.3 and (ii) the Parties will deliver the documents, agreements, instruments and certificates described in Section 6.1 and Section 6.2, as applicable.

ARTICLE 8
TERMINATION

Section 8.1Termination Rights.

This Agreement may, by notice in writing given at or prior to the Closing, be terminated:

(a)	by mutual consent of the Vendor and the Purchaser;

(b)	by the Purchaser if any of the conditions in Section 6.1 have not been satisfied as of the Closing Date and the Purchaser has not waived such condition at or prior to the Closing;

(c)	by the Vendor if any of the conditions in Section 6.2 have not been satisfied as of the Closing Date and the Vendor has not waived such condition at or prior to the Closing; or

(d)
by either Party if the Closing has not occurred on or before October 31, 2010 or on or before such later date as the Parties agree to in writing, provided that a Party may not terminate this Agreement under this Section 8.1(d) if it has failed to perform any one or more of its obligations or covenants under this Agreement to be performed at or prior to the Closing and the Closing has not occurred because of such failure.

Any termination of this Agreement under Section 8.1 shall be effected by the delivery of written notice by the terminating Party to the other Party.

Section 8.2Effect of Termination.

(1)
If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2)	If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that:

(a)	each Party’s obligations under Section 5.3 (Confidentiality), Section 10.3 (Brokers), Section 10.4 (Announcements) and Section 10.6 (Expenses) will survive; and

(b)
if this Agreement is terminated by a Party because of a material breach of this Agreement by the other Party, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 9
OTHER COVENANTS AND AGREEMENTS

Section 9.1Tax Matters.

(1)
Pre-Closing Tax Returns. The Vendor shall cause the Corporation to, and the Vendor shall, in accordance with past practice, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Corporation required to be filed by the Corporation for all Tax periods ending on or before the Closing Date (or portions thereof) (herein referred to as the “Corporation Tax Periods”) that have not already been filed and shall cause the Corporation to pay all Taxes shown as due and payable on any Tax Returns in respect of a Tax period ending on or prior to the Closing Date to the extent that such Taxes are due on or before the Closing Date.  All such Tax Returns shall be prepared in a manner consistent with past practices of the Vendor to the extent such practices comply with Applicable Laws or, in the event of any Pre-Acquisition Reorganization, in a manner consistent with customary business practices. The Vendor shall make available to the Purchaser copies of such Tax Returns at least 30 days prior to filing such Tax Returns for the Purchaser’s review and comment thereon and will not file such Tax Returns without receiving the Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed.

(2)
Change of Control Tax Return.  Notwithstanding Section 9.1(1), the Vendor shall be responsible for the payment of any Taxes shown as due and payable on the change of control Tax Return to be filed in respect of the Tax Period ending on the Closing Date.

(3)
Refunds. The Corporation shall pay, and the Purchaser shall cause the Corporation to pay, to the Vendor any refunds of Taxes attributable to periods ending on or before the Closing Date within 15 days of receipt of such refund by the Corporation.

(4)
Transaction Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Contemplated Transactions (“Transaction Taxes”) shall be paid by the Purchaser when due, and the Purchaser shall, at its own expense, file all Tax Returns and other documentation with respect to all such Transaction Taxes as required by Applicable Laws.

Section 9.2Tax Elections.

(a)
At the request of Vendor, Vendor and Purchaser shall execute and deliver an election in the prescribed form (or if a prescribed form is not available, in such other manner as is acceptable to the Canada Revenue Agency) and on a timely basis to apply proposed paragraph 56.4(3)(c) (the “Proposed Legislation”) of the Tax Act, in respect of the transactions contemplated by this Agreement, to the extent that such election is available pursuant to the Proposed Legislation. Vendor and Purchaser agree that the election shall be filed with the Canada Revenue Agency in the manner specified under the Proposed Legislation or otherwise in accordance with the Tax Act. If the Canada Revenue Agency determines that any additional amount is received or receivable by Vendor or by a person that does not deal with Vendor at arm’s length for purposes of the Tax Act, in respect of a “restrictive covenant” as that term is defined in the Proposed Legislation, and Vendor accepts such determination, then such amount shall be subject to such election and Vendor and Purchaser will take all necessary actions to amend or revise such election accordingly.

(b)
If any relevant Canadian provincial taxing authority proposes or enacts a provision similar to the Proposed Legislation, then Vendor and Purchaser shall make any such similar provincial election if Vendor so requests.

(c)
In the event that the Proposed Legislation is changed prior to enactment, or section 56.4 of the Tax Act is otherwise amended thereafter, then the Purchaser agrees with Vendor to take such further action, execute such further documents and make such further elections as may be necessary or desirable to ensure that any amount allocated or that may be allocated to a “restrictive covenant”, as that term is defined in the Proposed Legislation, will be considered proceeds of disposition rather than included in income for purposes of the Tax Act, to the extent that such action would not be prejudicial to the Purchaser.

Section 9.3Parent Guaranty.

The Parent hereby guarantees all of the Purchaser’s obligations under this Agreement.

ARTICLE 10
MISCELLANEOUS

Section 10.1Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to the Purchaser and the Parent at:

US Ecology, Inc.
300 East Mallard Dr., Sui te 300
Boise, ID 83706

Attention:Corporate Counsel
Telephone:(208) 331-8400
Facsimile:(208) 331-7900

with a copy, which shall not constitute Notice, to:

Stoel Rives LLP
101 S. Capitol Blvd., Suite 1900
Boise, ID 83702

Attention:Paul M. Boyd, Esq.
Telephone:(208) 389-9000
Facsimile:(208) 389-9040

(b)	to the Vendor at:

Marsulex, Inc.
111 Gordon Baker Road
Suite 300
Toronto, ON Canada
M2H 3R1

Attention:President & Chief Executive Officer
Telephone:(416) 496-4157
Facsimile:(416) 496-4155

with a copy, which shall not constitute Notice, to:

Stikeman Elliott LLP
5300 Commerce Court West 199 Bay Street
Toronto, ON M5L 1B9

Attention:Ron Ferguson
Telephone:(416) 869- 5212
Facsimile:(416) 947-0866

A Notice is deemed to be given and received (i) if sent by personal delivery or same-day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 10.2Time of the Essence.

Time is of the essence in this Agreement.

Section 10.3Brokers.

The Vendor shall indemnify and save harmless the Purchaser and the Corporation, as applicable, from and against any and all claims, losses and costs whatsoever for any fee, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendor or the Corporation. The Purchaser shall indemnify and save harmless the Vendor from and against any and all claims, losses and costs whatsoever for any fee, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser.

Section 10.4Announcements.

No press release, public statement or announcement or other public disclosure with respect to this Agreement or the Contemplated Transactions may be made except with the prior written consent and joint approval of the Vendor and the Purchaser, unless required by Applicable Laws or a Governmental Entity or as required by the rules of any stock exchange or national market on which the stock of Vendor and/or the Parent is publicly traded, as applicable. Where the public disclosure is required by Applicable Laws or a Governmental Entity, or pursuant to the rules of any stock exchange or national market- on which the stock of Vendor and/or the Parent is publicly traded, as applicable, the Party required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

Section 10.5Third Party Beneficiaries.

The Vendor and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties, and (ii) no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 10.6Expenses.

(1)
Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions. The fees and expenses referred to in this Section 10.6 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the Contemplated Transactions, including the fees and expenses of legal counsel, investment advisers and accountants.

(2)	For the period following the Closing Date, the Vendor shall be responsible for all costs and expenses incurred by the Corporation in connection with this Agreement and the Contemplated Transactions.

Section 10.7Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendor and the Purchaser.

Section 10.8Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 10.9Entire Agreement.

This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the Contemplated Transactions and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the Contemplated Transactions.

Section 10.10Successors and Assigns.

(1)
This Agreement becomes effective only when executed by the Vendor, the Parent and the Purchaser. After that time, it is binding on and enures to the benefit of the Vendor, the Parent, the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided that:

(a)	Marsulex is permitted to assign this Agreement to any direct or indirect wholly owned subsidiary of Marsulex, in the manner contemplated by the Pre-Acquisition Reorganization;

(b)	the Purchaser is permitted to assign this Agreement to another Affiliate of the Parent and only to the extent that the Parent guarantees all of such assignee’s obligations under this Agreement.

Section 10.11Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 10.12Governing Law; Attorneys’ Fees.

(1)	This Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(3)
If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the Parties hereunder, then the Party prevailing in that action will be entitled to recover its reasonable attorneys’ fees and costs in that action or proceeding.

Section 10.13Counterparts and Delivery.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission, with the same legal force and effect for all purposes as delivery of an originally signed agreement.

Section 10.14Rules of Construction.

The Parties to this Agreement waive the application of any Applicable Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement as of the date first written above.

MARSULEX, INC.

By:	/s/ Laurie Tugman
Authorized Signing Officer

US ECOLOGY, INC.

By:	/s/ Jim Baumgardner
Authorized Signing Officer

US ECOLOGY CANADA HOLDINGS INC.

By:	/s/ Jim Baumgardner
Authorized Signing Officer

SCHEDULE 3.1
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

Corporate Matters

(a)	Incorporation and Qualification.

(i)
The Vendor, Seaway and Stablex are each duly incorporated and validly existing under the laws of Canada, and Gulfstream is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and none of Seaway, Stablex or Gulfstream is in default with respect to filings required under the laws of its jurisdiction of incorporation which would have a Material Adverse Effect.

(ii)
Each of the Vendor, Seaway, Stablex and Gulfstream have the corporate power to own and operate its property, carry on its business as currently conducted and enter into and perform its obligations under this Agreement.

(iii)
None of Seaway, Stablex or Gulfstream has any office or other establishment outside of the Province of Quebec to which any employee reports other than as set forth in Section 3.1(a) of the Disclosure Letter, and none of them has received any written notice or other written communication from any applicable Governmental Entity to the effect that any of them is not permitted to carry on business in any jurisdiction where it is carrying on business as of the date of this Agreement.

(iv)	The Vendor is not a non-resident of Canada for purposes of the Tax Act.

(b)
Corporate Authorization. The execution and delivery of and performance by the Vendor of, this Agreement, the Transaction Documents and the Contemplated Transactions have been authorized by all necessary corporate action on the part of the Vendor.

(c)
No Conflict. Except as disclosed in Section 3.1(c) of the Disclosure Letter, the execution and delivery of this Agreement and the Transaction Documents, and performance by the Vendor of the Contemplated Transactions:

(i)
do not and will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of its or any of the Constating Documents of Seaway, Stablex or Gulfstream;

(ii)
do not and will not constitute or result in a breach of, or allow any Person to exercise any rights under any contract, license, lease or instrument that Seaway, Stablex or Gulfstream is a party to, which would have, individually or in the aggregate, a Material Adverse Effect;

(iii)
do not and will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Vendor or any of Seaway, Stablex or Gulfstream that is necessary to the ownership of the Purchased Shares or the operation of the Business, which would reasonably be expected to be material to the Corporation the operation of the Business;

(iv)	do not and will not result in the violation of any Applicable Laws which would have, individually or in the aggregate, a Material Adverse Effect; and

(v)	conflict with any Order applicable to the Vendor or to Seaway, Stables or Gulfstream, which would reasonably be expected to be material to the Corporation or the operation of the Business.

(d)
Required Authorizations. Except as disclosed in Section 3.1(d) of the Disclosure Letter, (the “Required Authorizations”) no filing with, notice to, or Authorization of, any Governmental Entity is required on the part of the Vendor, Seaway, Stablex or Gulfstream as a condition to the lawful completion of the Contemplated Transactions.

(e)
Required Consents. Except as disclosed in Section 3.1(e) of the Disclosure Letter (the “Required Consents”), there is no requirement to obtain any Consent of any Person as a condition to the completion of the Contemplated Transactions.

(f)
Execution and Binding Obligation. Each of this Agreement and the Transaction Documents has been duly executed and delivered by the Vendor and constitutes legal, valid and binding agreements of it enforceable against it in accordance with their respective terms, subject to any limitation under Applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(g)	Authorized and Issued Capital. The authorized capital of:

(i)
Seaway consists of an unlimited number of common shares of which (A) at this date, 5,827 common shares are issued and are outstanding as fully paid and non-assessable, and (B) at the Closing Date, 5,827 common shares will be issued and outstanding as fully paid and non-assessable and duly authorized and validly issued, and which such shares shall constitute the Purchased Shares;

(ii)
except for the Purchased Shares, there is no other capital stock of Seaway authorized, issued, reserved for issuance or outstanding. There are no (i) options, rights, warrants or other issuance, sale or transfer by the Corporation of any securities of the Corporation or any securities directly or indirectly convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of the Corporation or (ii) stock appreciation rights, phantom stock, contingent value rights or other contractual rights pursuant to Contracts that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of the securities of the Corporation;

(iii)
Stablex consists of an unlimited number of shares of one class and 50,000 preferred shares of which (A) at this date, 503 shares of one class and 50,000 preferred shares are issued and are outstanding as fully paid and non-assessable, and (B) at the Closing Date, 503 shares of one class and 50,000 preferred shares will be issued and outstanding as fully paid and non-assessable and duly authorized and validly issued; and

(iv)
Gulfstream consists of 3,000 shares of common stock of which (A) at this date, 100 shares of common stock are issued and are outstanding as fully paid and non-assessable, and (B) at the Closing Date, 100 shares of common stock will be issued and outstanding as fully paid and non-assessable, and duly authorized and validly issued.

(h)
No Other Agreements. Except for the Purchaser’s rights under this Agreement or as disclosed in Section 3.1(h) of the Disclosure Letter, (i) no Person has any contractual right or privilege for (x) the purchase or acquisition from the Vendor of any of the Purchased Shares, or (y) the purchase, subscription, allotment or issuance of any of the unissued common shares or other equity securities of any of Seaway, Stablex or Gulfstream, and (ii) there are no outstanding options, warrants or other rights to purchase any shares of the capital stock of the Corporation or, and the Corporation has not agreed to issue or sell any shares of its capital stock or any securities of any kind. None of the Purchased Shares are subject to any declaration of the sole shareholder, shareholders’ agreement, voting trust, escrow agreement or other similar agreement.

(i)
Title to Purchased Shares; Certificates. The Purchased Shares are owned by the Vendor, as the registered and beneficial owner, with good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of Seaway. If the Purchased Shares are certificated, the share certificates representing the Purchased Shares are genuine and valid.

(j)
Corporate Records and Constating Documents. The corporate records of each of Seaway, Stablex and Gulfstream in all material respects are complete and accurate and include each of the respective articles and by-laws, minutes of meetings and resolutions of shareholders and directors, and the share certificate books, securities register, register of transfers and register of directors of Seaway, Stablex and Gulfstream. The Vendor has made available to the Parent (i) the existing written minutes contained in the minute books of Seaway, Stablex and Gulfstream, and (ii) true, correct and complete copies of the Constating Documents of each of Seaway, Stablex and Gulfstream, including all amendments thereto as of the date hereof.

General Matters Relating to the Business

(k)
Ordinary Course. Except as disclosed in Section 3.1(k) of the Disclosure Letter, since December 31, 2009, the Business has been carried on in the Ordinary Course of Business and no event has occurred and no circumstance exists which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing except as set forth in Section 3.1(k) of the Disclosure Letter, since December 31, 2009 none of Seaway, Stablex or Gulfstream has, directly or indirectly,

(i)
except for increases paid in the Ordinary Course of Business or as required by any collective agreements and employment contracts, increased the salary, fringe benefits or other compensation of its officers, directors or employees, or made any bonus or profit sharing distribution or payment of any kind;

(ii)
sold, purchased, redeemed or repaid, or issued options or rights to subscribe for, or entered into any contracts to sell or purchase any bonds, notes, debentures or other evidences of indebtedness other than inter-company debt;

(iii)	other than with respect to any Interim Financing Amounts or other inter-company debt, increased its indebtedness for borrowed money or made any loan or advance;

(iv)	suffered any damage or destruction or extraordinary loss whether or not covered by insurance;

(v)	compromised or settled any Legal Proceeding;

(vi)	made any material capital expenditures with respect to the Business outside the Ordinary Course of Business;

(vii)	sold, leased, transferred or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(viii)	entered into any material agreement, contract, lease or license with respect to the Business outside the Ordinary Course of Business;

(ix)
accelerated, terminated, made material modifications to, cancelled, rescinded or waived or entered into an accord and satisfaction with respect to any term, condition or provision of, any material agreement, contract, lease or license with respect to the Business to which the Corporation is a party or by which it or any of the Corporation’s assets or properties is bound;

(x)	had any party impose any Liens upon its assets or properties, tangible or intangible, other than the Permitted Liens;

(xi)	granted any license or sublicense of any material rights under or with respect to any Intellectual Property related to the Business;

(xii)	delayed, postponed or accelerated the payments of accounts payable or other Liabilities, or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(xiii)	entered into any collective bargaining agreements, written or oral, or modified the terms of any such existing agreement;

(xiv)	adopted, amended, modified, terminated or increased the payments to or benefits under any Employee Plan, in each case outside the Ordinary Course of Business; or

(xv)	committed to do, effect, implement or acquiesce to any of the actions described in Section 3.1(k) of this Schedule 3.1.

(l)
Compliance with Laws. The Corporation is conducting the Business and has, since December 31, 2009, conducted the Business, in compliance with all Applicable Laws, except for acts of non-compliance which would not have, individually or in the aggregate, a Material Adverse Effect.

(m)	Authorizations.

(i)
Each of Seaway, Stablex and Gulfstream is qualified, licensed or registered to carry on business in the jurisdictions listed in Section 3.1(m) of the Disclosure Letter. Each of Seaway, Stablex and Gulfstream have all Authorizations which are necessary for each of them to conduct the Business as presently conducted. Such Authorizations, including without limitation, the Operating Permit, are valid, subsisting and in good standing and there are no outstanding defaults or breaches under them on the part of Seaway, Stablex or Gulfstream which would have, individually or in the aggregate, a Material Adverse Effect.

(ii)
The Authorizations referred to in Section 3.1(m)(i) of this Schedule 3.1 are identified in Section 3.1(m) of the Disclosure Letter. All such Authorizations and more particularly, but without limitation, the Operating Permit with respect to Stablex, will remain with Seaway, Stablex and Gulfstream, as applicable, upon the Closing Date and the consummation of the Contemplated Transactions will not create any right of modification, limitation, termination or revocation on the party of a third party granting such Authorizations.

(n)
Subsidiaries. Except as may result from a Pre-Acquisition Reorganization, Seaway has no subsidiaries other than Stablex and Gulfstream, and none of Seaway, Stablex or Gulfstream have any other subsidiaries and do not hold any shares or other ownership, equity or proprietary interests in any other Person.

Matters Relating to the Assets

(o)
The Assets Generally. Each of Seaway, Stablex and Gulfstream own the assets that are material to the Business and are reflected as being owned by each of them in their respective books and records, free and clear of all Liens, except for Permitted Liens. No other Person owns any assets that are material to the Business except for (i) the Leased Properties or the Property, (ii) the personal property leased by Seaway, Stablex and Gulfstream and listed in Section 3.1(o) of the Disclosure Letter and (iii) Intellectual Property and computer software and programs licensed to Seaway, Stablex and Gulfstream, all of which are listed in Section 3.1(s) of the Disclosure Letter. The tangible personal property and/or immoveable property owned or used by the Corporation in the operation of the Business is in good operating condition and repair, ordinary wear and tear excepted. All of the assets of the Corporation that are reflected on the Financial Statements, or which under GAAP are not required to be reflected thereon, include all of the assets that are necessary for use in and operation of the Business in a manner substantially equivalent to the manner in which the Business has been conducted and is currently conducted, and that are necessary for the Purchaser to conduct the Business in compliance with all Applicable Laws.

(p)
No Options, etc. to Purchase Assets. Since December 31, 2009, none of Seaway, Stablex or Gulfstream have sold or otherwise disposed of any assets that are material to the Business. No Person has any contractual right or privilege for the purchase or other acquisition from Seaway, Stablex or Gulfstream of any assets that are material to the Business.

(q)	Real Property.

(i)
Stablex conducts its business solely at the land and building bearing civic number 760 Industrial Blvd., Blainville, Québec, Canada, J7C 3V4 (the “Property”) and on the lands subject to the Facility Lease.

(ii)	Seaway conducts its business solely at the Property.

(iii)	Gulfstream conducts its business solely at the leased premises listed in Section 3.1(q) of the Disclosure Letter.

(iv)	Except as set forth in (i), (ii) and (iii) above, none of Seaway, Stablex or Gulfstream uses or occupies any other real or immoveable property.

(v)
None of Seaway, Stablex or Gulfstream is a party to, or under any agreement to become a party to, any lease with respect to real property other than the Facility Lease and the other leases and the Leased Properties and the Property. Such leases (including the Facility Lease) are in full force and effect and are unamended and there are no outstanding defaults or breaches under any of them on the part of Stablex, Gulfstream or, to the knowledge of the Vendor, any other party thereto which would have, individually or in the aggregate, a Material Adverse Effect. No event has occurred which, with notice or lapse of time, would constitute a breach or default of any obligation under any of the leases described in Section 3.1(q) of the Disclosure Letter or permit termination, modification or acceleration thereunder, in each case that would have, individually or in the aggregate, a Material Adverse Effect.

(vi)
All Authorizations required have been issued to Stablex, Seaway or Gulfstream, as set forth in Section 3.1(m) of the Disclosure Letter, to enable the real property to be lawfully occupied and used by the Corporation for the purposes for which they are currently occupied other than those which would not reasonably be expected to be material to the Corporation or the Business.

(vii)
There are no material disputes, oral agreements or forbearance programs in effect as to the Property, and neither the Vendor, Stablex nor Gulfstream has assigned, transferred, conveyed, mortgaged, deeded in trust, collaterally assigned or encumbered any interest in the Facility Lease or in any portion of the Property.

(viii)
To the knowledge of the Vendor, all water, gas, electrical, steam, compressed air, telecommunications, sanitary and storm sewage lines and systems and other similar systems serving the Property are installed and operating and are sufficient to enable the Property to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges have been fully paid. Each such utility or other service is provided by a public or private utility or service company, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect.

(ix)
The present uses of the real property are in compliance with and not in default under or in violation of any building, zoning, land use, public health, public safety, sewage, water, sanitation or other comparable Applicable Law, except for such non-compliance, default or violation that would not have, individually or in the aggregate, a Material Adverse Effect.

(r)
Material Contracts. Section 3.1(ix) of the Disclosure Letter sets out a complete list of all Material Contracts. Each of the Material Contracts is in full force and effect and is unamended and, there are no outstanding defaults or breaches under any of the Material Contracts on the part of Seaway, Stablex and Gulfstream, as applicable or, to the knowledge of the Vendor, any other party thereto which would have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Vendor, no event has occurred which constitutes, or which with the passage of time or the giving of notice or both will constitute, a breach or default under any provision of any Material Contract, or which would permit the acceleration or termination of any obligation of any party thereto or the creation of any Lien upon any asset of the Corporation or which would give rise to any of the foregoing upon the giving of notice or lapse of time or both. The Vendor has made available to the Purchaser accurate, correct and complete copies of all Material Contracts, including all amendments, supplements, modifications and waivers thereof.

(s)	Intellectual Property.

(i)
Section 3.1(s) of the Disclosure Letter lists (A) all Intellectual Property owned by Seaway, Stablex and Gulfstream that is material to the Business as currently conducted; (B) particulars of all registrations and applications for registration in respect of such Intellectual Property; and (C) all contracts, licenses, leases and instruments in respect of Intellectual Property that is material to the Business.

(ii)
Each of Seaway, Stablex and Gulfstream have taken all reasonable steps to protect its rights in and to the owned Intellectual Property that is material to the Business in accordance with industry practice. Except as set forth in Section 3.1(s) of the Disclosure Letter, none of Seaway, Stablex or Gulfstream is a party to or bound by any contract, license, lease or instrument that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects, any of the Intellectual Property owned by Seaway, Stablex or Gulfstream that is material to the Business.

(iii)	To the knowledge of the Vendor, the operation of the Business does not infringe upon the Intellectual Property rights of any Person.

(iv)	To the knowledge of the Vendor, no Person is currently infringing any of the Intellectual Property owned by or licensed to Seaway, Stablex or Gulfstream which would have a Material Adverse Effect.

Financial Matters

(t)
Financial Statements. The Financial Statements, copies of which are included at Section 3.1(t) of the Disclosure Letter, have been prepared in accordance with GAAP applied on a basis consistent with the preceding period [subject to the exceptions if any set forth in Section 3.1(t) of the Disclosure Letter] and each presents fairly in all material respects (and subject to normal year-end adjustments):

(i)	the financial position of the Corporation on a consolidated basis as at the respective dates of the relevant statements; and

(ii)	the results of the Corporation’s operations on a consolidated basis and the Corporation’s cash flows on a consolidated basis for the period covered by the Financial Statements.

Except to the extent reflected or reserved against in the Financial Statements, the Corporation does not have any material liabilities of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than those incurred by the Corporation in the Ordinary Course of Business since December 31, 2009.

Particular Matters Relating to the Business

(u)	Environmental Matters.

(i)
Each of Seaway, Stablex and Gulfstream is in compliance with all Environmental Laws except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Vendor, neither Stablex nor Gulfstream has Released any Hazardous Materials at, and other than with respect to materials stored underground on the premises of the Facility Lease, or on any of the Leased Properties or Property, except in compliance with Environmental Laws.

(ii)
To the knowledge of the Vendor, none of Seaway, Stablex or Gulfstream have been required by any Person to (i) alter any of the Leased Properties or the Property in a material way in order to be in compliance with Environmental Laws, or (ii) perform any Remedial Action, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any such property.

(iii)
Section 3.1(v) of the Disclosure Letter lists all material reports and documents relating to the environmental matters affecting Seaway, Stablex and Gulfstream or any of the Leased Properties or the Property which are in the possession or under the control of the Vendor. Copies of all such reports and documents have been provided to the Purchaser.

(iv)
Each of Seaway, Stablex and Gulfstream is in possession of, and in compliance with, all Environmental Permits that are required to conduct the Businesses as now being conducted or which are necessary for the lawful ownership, use and occupation of its properties and assets, and all Environmental Permits are in full force and effect and, to the knowledge of the Vendor, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with any Environmental Permits as are necessary to conduct the Business as it is proposed to be conducted except for those that would have a Material Adverse Effect. None of Seaway, Stablex or Gulfstream have received any written notice of any actual or threatened proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Environmental Permits.

(v)	To the knowledge of the Vendor, and except for instances which would not have, individually or in the aggregate, a Material Adverse Effect on the Corporation:

(A)	no properties adjacent to the Property are contaminated as the result of any Release, or any other action and/or omission by any of Stablex, Seaway or Gulfstream;

(B)	neither Stablex, Seaway or Gulfstream has transported, removed or disposed of any waste to a location outside of Canada except as permitted or required by Environmental Laws; and

(C)
except as permitted by and in compliance with Environmental Laws applicable to the Leased Properties or the Property and except as authorized under Environmental Laws applicable to Stablex, there are no Hazardous Materials located in the ground or in ground water under the Leased Properties or the Property.

(vi)	Stablex has in place comprehensive environmental management policies and Stablex is complying, in all material respects, with all such policies.

(vii)
The Vendor has provided the Purchaser with access to the true and complete copies of any environmental studies, surveys, memorandums, annual reports to the Ministère de l’Environnement du Québec or other reports relating to the Leased Properties or the Property or the business commissioned by or requested or furnished to the Corporation during the preceding five (5) year period preceding the date of this Agreement, all of which are listed in Section 3.1(v) of the Disclosure Letter and neither the Vendor nor the Corporation has a copy of any other such environmental studies, surveys, memorandums or other annual reports other than those listed in Section 3.1(v) of the Disclosure Letter.

(viii)
Section 3.1(v) of the Disclosure Letter contains details of the trust account established in the name of the Ministère de l’Environnement du Québec, pursuant to an agreement therewith dated December 16, 1986 amended September 10, 1990 and November 16, 1994, and the Corporation is current in respect of all of its obligations for all waste and contaminated soil treated by Stablex up to the Interim Balance Sheet Date and is funded in the Ordinary Course of Business for all waste and contaminated soil treated by Stablex up to the Closing Date, is in good standing with the Ministère de l’Environnement du Québec as at the Interim Balance Sheet Date and will be in good standing as of the Closing Date, and is the only trust or trust account required to be established by and in connection with the operations conducted by Stablex.

(ix)
To the knowledge of the Vendor, neither Stablex, Seaway or Gulfstream is under obligation to remedy any conditions pursuant to any applicable Environmental Law and none has received any demand relating thereto. To the knowledge of the Vendor, and except for instances which would not have, individually or the aggregate, a Material Adverse Effect, there are no conditions at or related to the Leased Properties or the Property that would result in a violation of any Environmental Permits or that would result in increased costs of, or reductions in, operations conducted thereat by Stablex.

(x)
Except as disclosed in Section 3.1(v) of the Disclosure Letter, to the knowledge of the Vendor, there are no underground storage tanks located on or under the Property as of the date of this Agreement. To the Knowledge of the Vendor, there are no polychlorinated biphenyls on, in, upon or under the Property.

(xi)
Neither the Vendor nor Stablex has entered into or been subject to any consent decree or compliance order from a Governmental Entity that imposes current and ongoing obligations with respect to the Property under any Environmental Laws.

(v)	Employees.

(i)
Section 3.1(v) of the Disclosure Letter contains an accurate list, as of the date hereof, identified by number rather than name of the Non-Union Employees, which such list indicates for each such Non Union Employee, (i) his or her full-time, part-time or temporary status and whether actually employed or on a leave of absence for any reason, (ii) his or her annual salary, (iii) any other compensation payable to such Employee (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), (iv) accrued and unused paid vacation and other paid leave or time off, (v) date of employment and position, (vii) service credited for purposes of vesting and eligibility to participate under each Employee Plan, and (viii) date of employment and position. Section 3.1(v) of the Disclosure Letter also lists any individuals who are currently performing services for the Corporation related to the Business who are classified as “consultants” or “independent contractors.” Except as set forth in Section 3.1(v) of the Disclosure Letter, no Non-Union Employee has a written contract with the Corporation or otherwise with respect to his or her terms of employment.

(ii)
Except as disclosed in Section 3.1(v) of the Disclosure Letter, there is no unfair labour practice complaint, grievance or arbitration proceeding (i) in progress against Seaway, Stablex or Gulfstream or (ii) to the knowledge of the Vendor, threatened against Seaway, Stablex or Gulfstream, which, if determined adversely to Seaway, Stablex or Gulfstream, would have a Material Adverse Effect.

(iii)
Except as disclosed in Section 3.1(v) of the Disclosure Letter, there are no collective agreements in force with respect to any of the Employees, no Person holds bargaining rights with respect to any of the Employees, and, to the knowledge of the Vendor, no Person has applied to be certified as the bargaining agent of any of the Employees.

(iv)
Except as disclosed in Section 3.1(v) of the Disclosure Letter, no Non-Union Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Laws from the employment of an employee without an agreement as to notice or severance.

(v)
Except as disclosed on Section 3.1(v) of the Disclosure Letter, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and there are no orders under applicable occupational health and safety legislation relating to the Business which are currently outstanding.

(vi)
Except as disclosed on Section 3.1(v) of the Disclosure Letter, there are no pending or, to the knowledge of the Vendor, threatened investigations, audits, grievances or proceedings against Seaway, Stablex or Gulfstream by or before any Governmental Entity, respecting or involving any applicant for employment, any Employee or any former Employee or any class of the foregoing, including, but not limited to (i) any claim or charge concerning discrimination, (ii) any claim or charge concerning hours or wages, and (iii) any claim or charge concerning the safety and health of Employees and to the knowledge of the Vendor no such complaints have been threatened.

(w)	Employee Plans.

(i)
Section 3.1(w) of the Disclosure Letter is a complete and accurate list and description in all material respects of all Employee Plans applicable to Employees, former employees, officers, and directors (and their dependents and beneficiaries). Current and complete copies of all material written Employee Plans (or, where oral, written summaries of the material terms thereof) have been provided or made available to the Parent, together with current and complete copies of all documents relating to the Employee Plans.

(ii)
None of Seaway, Stablex or Gulfstream currently have, sponsor, administer or participate in a defined benefit pension plan. At no time has the Corporation participated in, contributed to or been required to contribute to a multi-employer pension plan.

(iii)
Seaway, Stablex and Gulfstream have made and remitted all contributions, paid all premiums and have fulfilled their funding obligations under and in respect of each Employee Plan in a timely fashion in accordance with the terms of each Employee Plan and Applicable Laws. There are no outstanding defaults or violations by the Corporation of any obligation required to be performed by any of them in connection with any Employee Plan, except for defaults or violations, which would not have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Section 3.1(w) of the Disclosure Letter, all of the Employee Plans have been duly registered where required by, and are in good standing under, all applicable legislation and each Employee Plan which is a funded plan is fully funded and no past service funding liabilities exist thereunder. Each of the Employee Plans is and has been administered, maintained, funded and invested in compliance in all material respects with its terms and all Applicable Laws. There are no liabilities or contingent liabilities in respect of any Employee Plan that has been discontinued.

(iv)
Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person or Governmental Entity and, to the knowledge of the Vendor, there is no basis for any such claims, suits or proceedings.

(v)
None of the Employee Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees who were Employees or to the beneficiaries or dependants of retired employees who were Employees.

(vi)
Except as disclosed in Section 3.1(w) of the Disclosure Letter, no promises or commitments have been made by the Corporation or the Vendor to any Employee to amend any Employee Plan in any material respect or to provide increased benefits thereunder or to create any additional Employee Plans.

(vii)
None of the Employee Plans provide any Employee with benefit increases or the acceleration of, or an increase in, securing or funding obligations that are contingent upon or which will be triggered by the entering into of this Agreement or the completion of the Contemplated Transactions.

(viii)
All of the Employee Plans in respect of Employees located in the United States are in material compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, applicable to such Employees.

(x)	Insurance and Surety.

(i)
Section 3.1(x) of the Disclosure Letter lists the insurance policies which are maintained by the Vendor for Seaway, Stablex and Gulfstream setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date and the annual premium paid by the Vendor for such policies. Except as disclosed in Section 3.1(x) of the Disclosure Letter:

(A)
the Corporation has not been refused insurance coverage in the past and the Corporation has not received any notice from any insurer, written or verbal, that the current policies will not, as regards the next renewal, be renewed on terms at least as favourable as the terms currently applicable or which would have a Material Adverse Effect;

(B)	all premiums and other costs associated with the insurance policies listed in Section 3.1(x) of the Disclosure Letter have been paid in full through the terms of such policies;

(C)	there are no claims pending under any of such policies as to which coverage has been questioned, denied or disputed; and

(D)	the Corporation has not failed to give any notice or present any claims under any insurance policy in a due and timely fashion.

(y)
Brokers. Except for TD Securities Inc. and CIBC World Markets Inc., no broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Vendor, Seaway, Stablex or Gulfstream.

(z)
Litigation and Orders. Except as set forth in Section 3.1(z) of the Disclosure Letter, there are no Legal Proceedings in progress, pending, or, to the knowledge of the Vendor, threatened against Seaway, Stablex or Gulfstream, the Business or any of the assets of Seaway, Stablex or Gulfstream, which if determined adversely to Seaway, Stablex or Gulfstream: (i) would have a Material Adverse Effect, (ii) would prohibit, restrict or enjoin the Contemplated Transactions, or (iii) would adversely affect the ability of the Purchaser to operate the Business following the Closing in substantially the same manner as operated by the Corporation prior to Closing. Except as set forth in Section 3.1(z) of the Disclosure Letter, the Corporation is not subject to any outstanding injunction, judgment or other order or ruling of, or settlement issued or approved by, any court or other Governmental Entity. Section 3.1(z) of the Disclosure Letter describes all Legal Proceedings related to the Business or the Corporation during the past five (5) years, including the final disposition of such Legal Proceedings. The Vendor has delivered or made available to the Purchaser true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such pending Legal Proceedings.

(aa)	Taxes.

(i)
The Corporation does not have any liability, obligation or commitment for the payment of Taxes, except those as are disclosed in the Financial Statements, or such Taxes not yet due as have arisen since December 31, 2009 in the Ordinary Course of Business and for which adequate provision in the accounts of the Corporation have been made. None of Seaway, Stablex or Gulfstream is in arrears with respect to any required withholdings or instalment payments of any Tax of any kind. Neither the Canada Revenue Agency nor any other Canadian or U.S. taxing authority is now asserting or threatening to assert any deficiency or claim for additional Taxes against any of the Corporation and there are no disputes as to any Taxes payable by any of the Corporation nor as to any matter which would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or which would reduce any Tax loss carry forward that may be available to any of them. There are no actions, suits, proceedings, investigations or claims now pending or, to the knowledge of the Vendor, threatened against any of the Corporation in respect of Taxes nor are there any matters under discussion with any Governmental Entity with respect to Taxes, other than as set forth in Section 3.1(aa) of the Disclosure Schedule.

(ii)
Each of Seaway, Stablex and Gulfstream has paid all Taxes which are due and payable within the time required by Applicable Laws, and has paid all assessments and reassessments received in respect of Taxes. Each of Seaway, Stablex and Gulfstream has made full and adequate provision in the books and records for all Taxes which are not yet due and payable but which relate to periods ending on or before the Closing Date. Each of Seaway, Stablex and Gulfstream has withheld and collected all amounts required by Applicable Laws to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity within the time prescribed under any Applicable Laws.

(iii)
Each of Seaway, Stablex and Gulfstream has filed or caused to be filed all Tax Returns which are required to be filed by it and all such Tax Returns are correct and complete in all material respects. There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, Seaway, Stablex or Gulfstream. Each of Seaway, Stablex and Gulfstream has withheld from each payment made to their employees, officers and directors all deductions required to be made therefrom and have paid same to the proper Tax or other authorities.

(iv)
The Vendor has made available to the Parent complete and correct copies of all Tax Returns with respect to any of the Corporation that have been filed as of the date hereof (except Tax Returns for periods in respect of which the applicable statutory period of limitations has expired) and copies of all its correspondence with taxing authorities.

(v)
None of Seaway, Stablex or Gulfstream has directly or indirectly transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm’s length (for purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services.

(vi)
For all transactions between any of Seaway, Stablex and Gulfstream and any non-resident Person with whom Seaway, Stablex and Gulfstream, as the case may be, was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, the Corporation has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(vii)
There are no circumstances which exist and which would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80;.03 or 80.04 of the Tax Act, or any equivalent provision of the taxation legislation of any province or any other jurisdiction, to any of the Corporation at any time up to and including the Closing Date in respect of any transaction entered into.

(viii)	There are no Liens for Taxes on the assets of the Corporation.

(ix)
Each of Seaway and Stablex is a registrant for the purposes of the GST Legislation having the registration number 899690960 RC0001 and 104982020 RC0001, respectively.  None of Seaway, Stablex and Gulfstream is and has never been a financial institution within the meaning of the GST Legislation. Each of Seaway, Stablex and Gulfstream has complied with all registration, reporting, collection and remittance requirements in respect of federal and provincial sales tax legislation.

(x)
No claim has ever been made by or is expected from any Governmental Entity in a jurisdiction in which any of Seaway, Stablex or Gulfstream does not file Tax Returns that is or may be subject to taxation in that jurisdiction. None of Seaway, Stablex or Gulfstream is required to file any Tax Returns in any jurisdiction outside Canada.

(bb)	Customers and Suppliers.

(i)
Except as set forth in Section 3.1(bb) of the Disclosure Letter, since the Interim Balance Sheet Date, neither the Vendor nor Stablex has received any written notice from any customer of the Business that such customer will terminate or materially reduce its purchases from the Business. To the knowledge of the Vendor, there is no reason to believe that any customer of the Business intends to terminate or reduce its purchases from the Business following the Closing which would have a Material Adverse Effect. Except as set forth in Section 3.1(bb) of the Disclosure Letter, since January 1, 2010, neither the Vendor nor Stablex has received any written notice from any supplier of the Business that such supplier will terminate or materially reduce the aggregate volume of its supply of materials, products or services to the Business. To the knowledge of the Vendor, there is no reason to believe that any supplier of the Business intends to terminate or materially reduce its sales to the Business following the Closing which would have a Material Adverse Effect.

(ii)
Section 3.1(bb) of the Disclosure Letter lists an accurate, correct and complete list in all material respects of the top 10 customers with and/or for which the Corporation is dealing or providing goods and services relating to the Business as of December 31, 2009, whose purchases individually have accounted for more than five percent (5%) of the sales of the Business during the 12-month period ending December 31, 2009.

(iii)
Section 3.1(bb) of the Disclosure Letter sets forth an accurate, correct and complete list of the 10 largest suppliers of the Business, determined on the basis of cost of items purchased, for the fiscal year ended December 31, 2009.

(cc)
Accounts Receivable. Except as disclosed in Section 3.1(cc) of the Disclosure Letter, all accounts receivable, notes receivable and other debts due or accruing due to the Corporation are bona fide and, subject to an allowance for doubtful accounts that has been reflected in the Financial Statements in accordance with GAAP and consistent with past practice, are collectible without set-off or counterclaim.

(dd)
No Restrictions on Business Activity. There is no Contract with a third party or Order from a Governmental Entity binding upon the Corporation or any of their properties, rights or assets which could reasonably be expected to prohibit or materially impair the Purchaser’s operation of the Business following the consummation of the Contemplated Transactions in substantially the manner in which the Corporation operated the Business prior to the Closing. None of the Business, the Corporation nor the Employees are subject to any non-competition, non-solicitation, standstill or similar restriction, and neither the Vendor nor the Corporation has granted any exclusive rights of any kind related to the Business.

SCHEDULE 4.1
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

(a)
Incorporation and Corporate Power. The Purchaser is a corporation incorporated and existing under the laws of Canada and its principal place of business is in Blainville, Quebec, Canada. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party. The Parent is a corporation incorporated and existing under the laws of the State of Delaware and its principal place of business is in the State of Idaho. The Parent has the corporate power to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.

(b)
Corporate Authorization. The execution and delivery of and performance by each of the Purchaser and the Parent of this Agreement and the Transaction Documents to which either of them is a party have been, or will be at or prior to the Closing, authorized by all necessary corporate action on the part of the Purchaser and the Parent.

(c)
No Conflict. The execution and delivery of this Agreement and the Transaction Documents to which either of them is a party, and performance by each of the Purchaser and the Parent of the Contemplated Transactions:

(i)
do not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the Constating Documents of the Purchaser or the Parent;

(ii)
do not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any contract, license, lease or instrument to which either the Purchaser or the Parent is a party; and

(iii)	do not result in the violation of any Applicable Laws.

(d)
Required Authorizations. Except as set forth in Schedule 4.1(d) attached to this Schedule 4.1, no filing with, notice to or Authorization of, any Governmental Entity is required on the part of the Purchaser or the Parent as a condition to the lawful completion of the Contemplated Transactions.

(e)
Execution and Binding Obligation. Each of this Agreement and the Transaction Documents to which they are a party, has been duly executed and delivered by the Purchaser and the Parent and constitutes legal, valid and binding agreements of the Purchaser and the Parent, enforceable against them in accordance with its terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Applicable Laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies including specific performance and injunction.

(f)
Litigation. There are no Legal Proceedings in progress, pending, or to the Purchaser’s or the Parent’s knowledge, threatened against the Purchaser or the Parent, which prohibits, restricts or seeks to enjoin the Contemplated Transactions.

(g)
Brokers. Except for Houlihan Lokey Howard & Zukin Capital, Inc., no broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser or the Parent.

(h)	Sufficient Funds. The Parent and the Purchaser have made adequate arrangements to ensure that all required funds are and will be available to effect payment in full for the Purchased Shares.

(i)
Due Diligence by Purchaser and the Parent. The Purchaser and the Parent each acknowledge that they have conducted to their satisfaction an independent investigation of the business, operations, assets, liabilities and financial condition of the Corporation and, in making the determination to proceed with the Contemplated Transactions, have relied solely on the results of their own independent investigation and on the representations and warranties of the Vendor set forth in this Agreement.

(j)
Breach, Non-Performance and Non-Compliance. The Purchaser has no actual knowledge as of the date of this Agreement of any fact or circumstance which would make any of the representations and warranties of the Vendor false or incorrect in any material respect.